Pricing Supplement No. 129 Dated February 16, 1996, to Prospectus
Dated November 9, 1994 as Supplemented by Prospectus Supplement
Dated March 22, 1995

ASSOCIATES CORPORATION OF NORTH AMERICA MEDIUM TERM SENIOR NOTES,
SERIES H

$6,375,000 principal amount of the Series H Notes, bearing interest at 5.27% per annum and maturing on February 22, 1999, are being sold by the Company to Bear, Stearns & Co. Inc. at a price of 99.921% of their principal amount. Such Notes may be offered to the public at varying prices depending upon market conditions at the time of resale, as determined by Bear, Stearns & Co. Inc.

The Notes to which this Pricing Supplement relates will be Fixed Rate Notes and will be initially issued as Book Entry Notes for settlement on February 22, 1996.

Prior to this Pricing Supplement, $1,068,795,000 aggregate principal amount of the Series H Notes offered pursuant to the Prospectus Supplement dated March 22, 1995 to the Prospectus dated
November 9, 1994 has been sold at the interest rates then in effect. On November 16, 1995 the Company reduced the amount of the aggregate principal amount of the Series H Notes available for sale under the Prospectus and the Prospectus Supplement referred to above by $100,000,000 from $1,500,000,000 to $1,400,000,000.

Recent Financial Information

The following summary of certain consolidated financial information of the Company has been derived principally from information and financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Current Report on Form 8-K dated February 14, 1996 (in millions):

                                         Year Ended
                                      or at December 31
                                     1994           1995


Revenue                            $ 4,387.9      $ 5,384.4
Earnings Before Provision for
 Income Taxes                      $   972.6      $ 1,121.4
Net Earnings                       $   603.5      $   708.1
Finance Receivables (net of
unearned finance income and
allowance for losses)              $30,043.3      $35,259.1
Stockholders' Equity               $ 3,786.1      $ 4,444.0
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                       Recent Developments

On February 9, 1996, the Company's immediate parent corporation, Associates
First Capital Corporation ("AFCC"), announced that a registration statement had been filed with the Securities and Exchange Commission for a potential initial public offering of up to a 19.8% interest in AFCC's common stock.

